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Exhibit 4.3

$7M

FIRST AMENDMENT TO LOAN AGREEMENT

        THIS FIRST AMENDMENT TO LOAN AGREEMENT (the "First Amendment") is entered into as of the 3ed day of July, 2002, by and between PIONEER DRILLING SERVICES, LTD., a Texas limited partnership, formerly known as Pioneer Drilling Co., Ltd., ("Borrower"), and THE FROST NATIONAL BANK, a national banking association ("Lender") and joined in by PIONEER DRILLING COMPANY, a Texas corporation, formerly known as South Texas Drilling & Exploration, Inc. ("Pioneer").

R E C I T A L S

        A.    May 24, 2002, Borrower and Lender entered into that certain Loan Agreement (the "Agreement") concerning the terms, conditions and covenants of certain Credit Facilities.

        B.    Borrower has requested and Lender has agreed to consent to Borrower's sale of certain subordinated debentures.

        C.    All capitalized terms not otherwise defined in this First Amendment shall have the same meanings as are set forth in the Agreement.

        NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, Lender and Borrower agree as follows:

AGREEMENTS

        1.    Section 8, subsection (e) is deleted in its entirety and the following is substituted in its place:

          (e)  Indebtedness.    Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender, (ii) borrowings from lenders other than Lender, except that during the term of the Loan, Borrower shall be permitted to incur or have outstanding indebtedness to other lenders provided that the aggregate principal balance of all such debt outstanding at any time shall not exceed $5,000,000.00 (exclusive of the subordinated debt in the total amount of $28,000,000.00 described in that certain Subordination Agreement as of July 3, 2002 (the "Convertible Subordinated Debentures") and (iii) the Convertible Subordinated Debentures.

        2.    Except as specifically modified or amended herein, all terms, provisions and requirements of the Agreement shall remain as written, and as amended from time to time. Borrower hereby reaffirms all covenants, conditions, representations and warranties contained in the Agreement, as amended by this First Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

BORROWER:		LENDER:
PIONEER DRILLING SERVICES, LTD., a Texas limited partnership formerly known as Pioneer Drilling Co., Ltd., a Texas limited partnership		THE FROST NATIONAL BANK a national banking association
By:	PDC Mgmt. Co., a Texas corporation, General Partner	By:
Name:
Title:
By:
Name:
Title:
AGREED TO:

PIONEER DRILLING COMPANY, a Texas corporation, formerly known as South Texas Drilling & Exploration, Inc., a Texas corporation (executing for purposes of joining in certain specific provisions, as noted above)
By:
Name:
Title:

2

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  Exhibit 4.3
FIRST AMENDMENT TO LOAN AGREEMENT